Exhibit 99.1
Lennox International announces delay in reporting fourth quarter and full-year 2005 earnings;
anticipates record sales, net income, and earnings per share for 2005;
provides 2006 guidance
(DALLAS, February 8) — Lennox International announced it will delay reporting fourth quarter and full-year 2005 earnings, originally scheduled for Thursday, February 9, 2006, as the company completes year-end procedures related to the accounting for forward purchase contracts of copper and aluminum. “This complex area of accounting has received increased attention and we want to confirm our approach is appropriate,” said Bob Schjerven, chief executive officer. “We intend to make every effort to report 2005 results as soon as possible.” The company said it does not anticipate any delays in its regulatory filings with the Securities and Exchange Commission.
LII stated it expects to report record sales and net income for full-year 2005, with strong cash flow. Earnings per share are projected to exceed the previously issued guidance range of $1.75 to $1.80 per diluted share.
“We are focused on continuing our momentum,” Schjerven said. “For 2006 we anticipate full-year diluted earnings per share will be in the range of $2.00 to $2.10.” As announced earlier this week, LII expects to incur after-tax restructuring charges of approximately $13 million related to the planned closure of its facility in Bellevue, Ohio. The company stated its full-year guidance assumes this charge will be offset through gains and other positive non-operating items.
Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties including the impact of higher raw material prices, our ability to implement price increases for our products and services, the impact of unfavorable weather and a decline in new construction activity on the demand for our products and services, and the potential impact on operations related to implementation of new NAECA efficiency standards, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.